UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 03/03/2008

API NANOTRONICS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-29429

Delaware	98-0200798
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

505 University Avenue, Suite 1400, Toronto, Ontario, Canada	M5G 1X3
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 593-6543

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On March 3, 2008, API Nanotronics Corp. (the “Corporation”) and Stephen Pudles entered into an employment agreement (the “Agreement”) defining the terms and conditions of Mr. Pudles’ employment as Chief Executive Officer of the Corporation. Mr. Pudles employment will commence on April 22, 2008. Under the terms of the Agreement, Mr. Pudles will receive an annual base salary of $265,000, payment of relocation expenses of up to $100,000, various other benefits and an annual bonus. The bonus will be 50% of Mr. Pudles’ base salary based on the Corporation and Mr. Pudles achieving certain performance milestones as established by the Board of Directors or the Compensation Committee of the Corporation. Either the Corporation or Mr. Pudles may terminate the Agreement at any time without cause, although Mr. Pudles must give 60 days notice of such termination. If the Corporation terminates Mr. Pudles without cause (i) during the first year of Mr. Pudles’ employment by the Corporation, he will receive six months salary as severance pay, (ii) during the second through fourth years of Mr. Pudles’ employment with the Corporation, he will receive twelve months salary as severance pay and (iii) during the period commencing on the day after the fourth anniversary of Mr. Pudles’ employment by the Corporation, he will receive eighteen months salary as severance pay.

Additionally, upon the commencement of Mr. Pudles’ employment, Mr. Pudles will be granted under the Corporation’s 2006 Equity Incentive Plan an option agreement containing (i) incentive options for shares of common stock, up to the amount permitted by applicable law, and non-qualified stock options for the remainder resulting in the aggregate right to purchase up to 11,236,650 shares of the Corporation’s common stock (“Time Based Shares”), and (ii) nonqualified options to purchase up to 7,491,100 shares of the Corporation’s common stock (the “Performance Shares”). The per-share exercise price for such stock options will be the fair market value of a share of the Corporation’s common stock on the date of grant. The stock options with respect to the Time Based Shares will vest in equal installments annually over a three-year period beginning with the commencement of Mr. Pudles’ employment with the Corporation. The stock options with respect to the Performance Shares will vest in equal installments annually over a three-year period tied to the fiscal year end of the Corporation’s 2009, 2010 and 2011 fiscal years upon the Corporation achieving various performance goals. Such performance targets shall be based upon EBITDA targets and other performance targets determined by the Board of Directors or the Compensation Committee in consultation with Mr. Pudles.

Mr. Pudles, age 48, was employed by OnCore Manufacturing Services LLC (formerly known as Nu Visions Manufacturing LLC) (“OnCore”), from 2000 until his joining the Corporation as its Chief Executive Officer. OnCore is a contract manufacturer of printed circuit boards and other electronic hardware with over $200 million in annual sales and approximately 900 employees. He was a Vice President and General Manager of NuVisions from 2000 to 2002 while that company was a subsidiary of NuHorizons; President and Chief Executive Officer from 2002 to 2007 after NuVisions was purchased from NuHorizons by Golden Gate Capital during which period NuVisions’ sales grew from $36 million to $110 million, and in connection of Golden Gate Capital’s push to have the company make large-scale acquisitions, an Executive Vice President from 2007 to his termination of employment to join the Corporation.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated April 22, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2007	API NANOTRONICS CORP.

	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chief Executive Officer

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